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                                                                    EXHIBIT 10.1

                          CONFIDENTIAL PORTIONS OMITTED

                                LICENSE AGREEMENT

         THIS LICENSE AGREEMENT ("Agreement") is made and entered into effective as of June 19, 1998 (the "Effective Date") by and between CARDIOVASCULAR DYNAMICS, INC., a Delaware corporation having a place of business at 13700 Alton Parkway, Irvine, CA 92618 ("CVD"), and GUIDANT CORPORATION, an Indiana corporation having a place of business at 3200 Lakeside Drive, Santa Clara, CA 95052-8167 and its Affiliates ("Guidant").

         RECITALS:

         A. CVD is engaged in the discovery, development, manufacture and sale of medical devices for the treatment of vascular disease.

         B. CVD has developed or acquired and is the owner of all right, title and interest in the CVD Patents, including the inventions covered thereby, as well as CVD Know-How (each as defined below), relating to balloons with an adjustable, larger center diameter and smaller, fixed distal and proximal diameters for balloon catheters known as the Focus Technology balloon catheters, including, without limitation, methods for constructing such balloon catheters (the "CVD Technology").

         C. Guidant is and has been engaged in the discovery, development, manufacture and sale of medical devices for the diagnosis and treatment of vascular disease, and continues to be active in this area.

         D. Both parties desire that Guidant license from CVD the CVD Technology, including certain exclusive distribution rights with respect to Licensed Products as defined below, under the terms and conditions of this Agreement.

                                    AGREEMENT

         The parties hereby agree as follows:

1.       DEFINITIONS

         (a) "Affiliate" means any company or entity which controls, is controlled by, or is under common control with, an entity. For purposes of this definition, "control" means: (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

         (b) "Effective Date" means the date first written above.

         (c) "Foreign Counterparts" means all foreign patent applications and issued foreign patents, which claim priority from, or share common priority with, an identified United States patent or patent application, or which claim and disclose substantially similar inventions that are the subject matter of such identified U. S. patent or patent applications.

         (d) "Improvements" means modifications of or enhancements to CVD Technology, including, but not limited to, each version of a balloon with an adjustable, larger center diameter and
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smaller, fixed distal and proximal diameters for balloon catheters, made by or for CVD during the term of this Agreement.

         (e) "CVD Know-How" means information regarding CVD Technology now existing or hereafter developed which is either confidential or not known or used by others who do not have licenses for such use, including, but not limited to, devices, specifications, methods of use, technical, business, design, manufacturing, bench, animal, clinical and the like information. CVD Know-How shall include any and all unpatented Improvements.

         (f) "CVD Patents" means (i) the patent rights owned or controlled by CVD in the patents and patent applications identified on Exhibit A attached hereto and incorporated into this Agreement by reference, and the inventions covered by those applications and patents, and Foreign Counterparts thereof,
(ii) any additional patent rights CVD now owns, controls or has access to, or may own, control or have access to in the future which are continuations, continuations-in-part, divisionals or substitutes of the original applications upon which the aforementioned patent rights are based, and the inventions covered thereby, or Foreign Counterparts thereof, and upon any reexaminations, reissues, renewals or extensions thereof, and (iii) any patent rights which CVD, either now or in the future, owns, controls or has access to necessary to exploit the CVD Technology. CVD Patents shall include any and all patented Improvements.

         (g) "Licensed Product" means a balloon catheter or other inflatable Stent delivery system having a balloon with an adjustable, larger center diameter and smaller, fixed distal and proximal diameters which: (i) if made, used, or sold in the absence of the license under the CVD Patents would infringe one or more Valid Claims included in the CVD Patents, or (ii) is made or sold in a country where CVD has a pending patent application (which has not been disallowed without possibility of appeal or abandoned) with respect to the CVD Technology, if, had the manufacture or sale been effected in the United States, such manufacture or sale would infringe one or more Valid Claims of a CVD Patent issued in the United States; or (iii) incorporates, embodies, uses or is designed or produced with CVD Know-How or CVD Technology.

         (h) "Licensed Product Bundle" or "Bundle" means a bundle, system or kit that is marketed as a single product that either: (i) includes a Licensed Product on which a Stent is mounted; or (ii) is shipped to hospital customers in a single, end-user, sterile package that includes a Licensed Product together with a Stent, and which package may also include other ancillary products directly related to the Stent that is included in the package, such as a Stent crimping tool.

         (i) "CVD Technology" has the meaning provided in the recitals of this Agreement.

         (j) "Market Release" means Guidant's first sale of a Licensed Product Bundle to a non-Affiliate; provided, however, that sales in connection with a clinical trial or physician preference test will not constitute a "Market Release" for purposes of this Agreement.

         (k) "Net Sales" means the gross amounts recorded by Guidant on the accrual method for sales of Licensed Product Bundles by Guidant or its Affiliates, as applicable, less all actual bad debt incurred in connection with sales of Licensed Product Bundles and any discounts, rebates and credit for returned goods and cancellations, to the extent related to the Licensed Product Bundle, freight charges, insurance and other costs of shipping and handling, sales or use taxes and duties.

         (l) "Region" means a region listed in Exhibit B of this Agreement.

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         (m) "Royalty Bearing Licensed Product" means a Licensed Product as defined in Subsections (g)(i) or (g)(ii) above. Royalty Bearing Licensed Product does not include a Licensed Product as defined in Subsection (g)(iii) above; provided that neither of Subsections (g)(i) or (g)(ii) also applies to such Licensed Product.

         (n) "Stent" means any coronary or vascular stent, without regard to the material from which the stent is made, including, but not limited to, balloon expandable stents, self-expanding stents, covered and uncovered stents, and coated and uncoated stents.

         (o) "Successful Completion of Technology Transfer " means that Guidant has acquired an understanding of the CVD Technology sufficient to enable Guidant to carry out its licensed rights as set forth in Section 2 below as to Licensed Products and Licensed Product Bundles and to market the same to its customers. The Joint Committee, as defined in Section 3 of this Agreement, shall determine when Successful Completion of Technology Transfer has occurred, in its reasonable discretion, and in accordance with Exhibit D.

         (p) "Valid Claim" means a claim of an issued patent that has not been held or declared invalid, unpatentable or unenforceable by the United States Patent and Trademark Office, a foreign patent office, or a court of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable.

2.       GRANT OF LICENSES TO GUIDANT

         (a) Exclusive License.

                  (i) Grant of Exclusive License. CVD hereby grants to Guidant an exclusive right and license under CVD Technology, CVD Know How and CVD Patents to use, sell, offer for sale, import and otherwise dispose of, Licensed Products solely as part of a Licensed Product Bundle in the United States and Canada and in each other Region (or part of a Region) that becomes subject to this exclusive license as set forth in subsection (ii) below.

                  (ii) Addition of Exclusive License in other Regions. As of the execution of this Agreement, CVD has appointed various distributors of products covered by the CVD Patents or which otherwise use or incorporate the CVD Technology in Regions other than in the United States and Canada (the "Grandfathered Distributors"). CVD represents and warrants to Guidant that no Grandfathered Distributor is also a manufacturer or developer of coronary and peripheral balloon expandable Stents or of inflatable Stent delivery systems (collectively, a "Stent Manufacturer"). Upon any expiration or termination of any such distributor agreement during the term of this Agreement, the Region (or any portion thereof) covered by such expired or terminated distributor agreement shall become "Available Territory" as set forth in this Subsection. Upon expiration of the Grandfathered Distributor Agreement for Mexico, which expiration CVD represents and warrants will occur on December 30, 1999, or any earlier termination of such Agreement, Mexico shall automatically become subject to the exclusive license granted under Subsection (i) above.

(A) Prior to such time as Guidant has obtained exclusive licenses for each of the Key Countries in a Region, as identified on Exhibit B to this Agreement, then as to such Region, if CVD proposes to enter into a distribution agreement, sales representative agreement or similar license agreement that would give either a third party or the Grandfathered Distributor rights in any Available Territory within such Region to make, have made, use, sell, offer for sale, import and otherwise dispose of Licensed Products as part of a Licensed Product Bundle, prior to entering into discussion regarding such distribution, sales representative or similar license agreement, CVD shall notify Guidant in writing of such intention, including the material terms and provisions upon which CVD would be

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willing to enter into such an agreement (the "CVD Notice"). At CVD's option CVD may provide the CVD Notice at any time from six (6) months prior to the termination or expiration of the Grandfathered Distributor agreement up to the date of such termination or expiration. For a period of forty-five (45) days after Guidant's receipt of CVD's Notice, CVD shall negotiate exclusively with Guidant, and CVD and Guidant shall negotiate in good faith the expansion of Guidant's exclusive license as set forth in Subsection (i) above to include the Available Territory. If the parties agree, then Guidant's exclusive license under Subsection (i) above shall be expanded to include the Available Territory. If the parties do not agree, then CVD shall be free to enter into an agreement with any third party who is not a Stent Manufacturer with respect to Licensed Products as part of a Licensed Product Bundle in the Available Territory, subject to Guidant's co-exclusive rights under Subsection 2(b) below. If upon the addition of the Available Territory to the territories already subject to Guidant's exclusive license all of the Key Countries identified in Exhibit B for a particular Region becomes subject to the exclusive license granted pursuant to Subsection (i) above, then Guidant shall become obligated to pay to CVD the applicable amount specified in Section 6(a)(iv) below.

         (B) After such time as Guidant has obtained exclusive licenses for each of the Key Countries in a Region, as identified on Exhibit B to this Agreement, and Guidant has paid the applicable amount specified in Section 6(a)(iv) below, each other country included in such Region shall become subject to the exclusive license granted pursuant to Subsection (i) above. If there are Grandfathered Distributors in any of the countries included in such Region, then upon termination or expiration of the applicable Grandfathered Distributor agreement, such country shall automatically become subject to the exclusive license granted under Subsection (i) above.

         (b) Co-Exclusive License.

                  (i) World-Wide. CVD hereby grants to Guidant a co-exclusive, world-wide, right and license under the CVD Technology, CVD Know-How and CVD Patents to make and have made Licensed Products and to practice processes and methods under the CVD Technology to make and have made Licensed Products solely for inclusion in Licensed Product Bundles.

                  (ii) Where Guidant's License is Not Exclusive. In all areas of the world where Guidant's exclusive license, as set forth in Subsection
         (a)(i) above, does not apply, CVD hereby grants to Guidant a co-exclusive right and license under the CVD Technology, CVD Know-How and CVD Patents to use, sell, offer for sale and import or otherwise dispose of Licensed Products solely as part of a Licensed Product Bundle.

                  (iii) Meaning of Co-Exclusive. As used in this Agreement, "co-exclusive" means that only CVD and Guidant shall have the co-exclusive rights and that neither CVD nor Guidant may assign or sublicense such rights except that either party may assign such rights in connection with any transfer of substantially all the business to which this Agreement relates, or upon a sale of a majority of the voting stock or of all or substantially all of the assets of the assigning party; provided, that upon such permitted assignment the assignee agrees in writing to be subject to all of the terms and conditions of this Agreement. In addition, CVD's co-exclusive rights with respect to the license granted under Subsection (b)(ii) above, apply solely to the sale of such Licensed Product Bundles to "Grandfathered Distributors," as described in Subsection (a)(ii) above and to such additional parties as CVD is permitted to appoint in Available Territories solely in accordance with Subsection (a)(ii) above.

         (c) Covenant Not to Sell. Guidant agrees and covenants not to sell, market, make or have made, directly or indirectly, any Licensed Products except pursuant to the licenses granted in Section 2(a) and Section 2(b) above.

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         (d) Limitation on License. Nothing in this Agreement shall be construed as CVD granting a license with respect to any of its technology that pertains solely to Stents, as distinct from Stent delivery systems.

3.       TECHNOLOGY TRANSFER

         (a) Commencing upon execution of this Agreement, CVD shall transfer to Guidant all CVD Technology, including but not limited to copies of all relevant patent and patent applications, CVD Know-How, design, manufacturing and quality assurance data, processes and the like. In this regard, every reasonable effort will be made to accomplish Successful Completion of Technology Transfer within six (6) months from the Effective Date of this Agreement. Such transfer shall be accomplished by means that include, but are not limited to, completion of the tasks outlined in Exhibit D to this Agreement, hands on support by CVD experts in the field of Focus Technology, visits by Guidant personnel to CVD's facilities; and meetings at which CVD shall present and explain detailed aspects of CVD Technology and answer Guidant's questions about CVD Technology. In order to facilitate such technology transfer, the parties shall form a joint committee (the "Joint Committee"), comprised of two (2) executives of each of CVD and Guidant (or Guidant's Vascular Intervention Group). The Joint Committee shall meet, in person or by telephone or video conference, as needed, during the transfer of such technology to review the progress of the tasks described in Exhibit D to this Agreement. Such meetings shall be at such times and at such places as the Joint Committee may agree. The Joint Committee shall monitor the progress of the transfer of technology and disputes or disagreements regarding such transfer shall be first referred to such committee prior to becoming subject to Section 25 below.

         (b) Commencing after the Successful Completion of Technology Transfer and continuing throughout the term of the Agreement, CVD will transfer promptly to Guidant all CVD Technology that becomes known to CVD during the term of the Agreement, including but not limited to CVD Know-How, design, manufacturing and quality assurance data, process and the like.

4.       FUTURE DEVELOPMENT

         (a) As between the parties, inventions, know-how or other information developed during the term of this Agreement solely by one party shall be owned exclusively by that party, subject to all obligations of disclosure and licensing set forth herein.

         (b) Inventions, know-how or other information relating to CVD Technology developed during the term of this Agreement jointly by the parties shall be jointly owned by the parties, and will be included in the CVD Patents or CVD Know-How and licensed to Guidant without change in the royalty rate set forth herein, and provided that such Invention constitutes an Improvement, at no additional expense to Guidant.

5.       DISCLOSURE OF IMPROVEMENTS AND RIGHTS THERETO

         If CVD conceives, creates, reduces to practice, develops, acquires, or otherwise obtains rights to any Improvements, CVD shall immediately notify Guidant and disclose each such Improvement to Guidant in writing, including all information relating to, or necessary to practice the Improvement. Any such Improvements will be included in the licenses to Guidant under Section 2 at no additional expense to Guidant and without change in the royalty rate set forth herein.

6.       ROYALTIES AND OTHER PAYMENTS

         (a) Up Front and Milestone Payments. Subject to the terms and conditions of this Agreement, Guidant shall make the following payments:

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                  (i) Up Front Payment. Within ten (10) business days of the execution and delivery of this Agreement by both parties, Guidant shall pay to CVD the amount of Two Million Dollars (U.S. $2,000,000).

                  (ii) Technology Transfer. Within ten (10) business days after the date of such Successful Completion of Technology Transfer, Guidant shall pay to CVD the amount of One Million Dollars ($1,000,000) (the "Initial Technology Transfer Fee") for the transfer of CVD Technology as provided herein. Notwithstanding the foregoing, if, for reasons other than CVD's acts or omissions, Successful Completion of Technology Transfer has not occurred by the date that is the later of (a) six (6) months after the Effective Date; or (b) December 31, 1998, then Guidant shall pay the Initial Technology Transfer Fee to CVD within ten (10) days of such date.

                  (iii) Quarterly Payments. On the first day of each of the succeeding two (2) calendar quarters following the date on which Successful Completion of Technology Transfer has occurred, Guidant shall pay to CVD the amount of One Million Dollars (U.S. $1,000,000). Notwithstanding the foregoing, if for reasons other than CVD's acts or omissions, Successful Completion of Technology Transfer has not occurred by the date that is the later of (a) six (6) months after the Effective Date; or (b) December 31, 1998, then the payment specified in the prior sentence shall be due within ten (10) days of such later date.

                  (iv) Exercise of Option to Add Regions to Exclusive License. If Guidant obtains exclusive licenses under Subsection 2(a)(ii) above to each of the Key Countries in the European /Middle East Region then Guidant shall pay to CVD the amount of [*]Dollars ($[*]) within ten
         (10) business days after the date on which Guidant's exclusive license to each of the Key Countries becomes effective. If Guidant obtains an exclusive license under Subsection 2(a)(ii) above to the Key Country for the Asia Pacific Region, then Guidant shall pay to CVD the amount of [*] Dollars ($[*]) within ten (10) business days after the date on which Guidant's exclusive license to such Key Country becomes effective.

         (b) Royalties.

                  (i) Royalty Rates for Licensed Products Sold Under an Exclusive License. Guidant shall pay a royalty of [*] percent ([*]%) of Net Sales from Licensed Product Bundles that include one or more Royalty Bearing Licensed Products and that are sold in Regions (or in specific parts of Regions added pursuant to Section 2(a)(ii)) where Guidant holds an exclusive license as set forth in Section 2(a)(i) above.

                  (ii) Royalty Rates for Licensed Products Sold Under a Co-Exclusive License. Guidant shall pay a royalty of [*] percent ([*]%) of Net Sales from Licensed Product Bundles that include one or more Royalty Bearing Licensed Products and that are sold in Regions (or in parts of Regions) where Guidant holds a co-exclusive license as set forth in Section 2(b)(ii) above.

                  (iii) Single Royalty. For each Licensed Product Bundle that includes one or more Royalty Bearing Licensed Products, Guidant shall be required to pay only one royalty, on the first sale of such Licensed Product Bundle calculated at the highest applicable rate, no matter how many CVD Patents cover such Royalty Bearing Licensed Product or Licensed Product Bundle.

                  (iv) Minimum Royalties. Notwithstanding the foregoing, commencing upon the date that is the earlier of Market Release or January 1, 1999, in order to maintain Guidant's exclusive license under
         Section 2(a) above, Guidant shall pay a minimum annual royalty of Two Hundred Fifty Thousand Dollars ($250,000) ("Minimum Royalty Commitment") to CVD each calendar year, for a period of one hundred eight (108) months during the term of this Agreement. Subject to subsection (v) below, if total royalties paid by Guidant for the applicable calendar year are less than the Minimum Royalty Commitment, then Guidant shall

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         pay to CVD the difference between actual royalties paid and the Minimum
         Royalty Commitment within one hundred (100) days after the end of each applicable calendar year during which such royalties accrue. Otherwise, any such payment shall be made pursuant to Section 7 of this Agreement. If Market Release occurs on or prior to December 31, 1998, then the Minimum Royalty Commitment shall be reduced proportionately for that year and for the last year of the 108 month period.

                  (v) Option to Terminate License. Guidant's obligations under the preceding paragraph shall be subject to the following: Commencing with the second calendar year in which the Minimum Royalty Commitment is in effect, CVD shall, by written notice within ten (10) days after receipt of the last royalty report applicable to such year, advise Guidant whether the total of Guidant's royalty payments during that year were less than the Minimum Royalty Commitment and request payment for the difference (the "Shortfall"). If Guidant does not elect to pay such Shortfall sixty (60) days from receipt of the Shortfall notice from CVD, then CVD may terminate this Agreement, and Guidant shall have no liability with respect to its nonpayment of the Shortfall.

                  (vi) Certain Transfers. No royalty shall be payable for transfers (by sale or otherwise) of Royalty Bearing Licensed Products by Guidant or any of its Affiliates, provided such transferred Royalty Bearing Licensed Products are subsequently resold in a royalty-bearing transaction or is used for clinical trials by Guidant or its Affiliates in an experimental or other like setting where no Net Sales are generated. If Guidant or any of its Affiliates transfers Royalty Bearing Licensed Products as part of a Licensed Product Bundle for consideration other than cash, such Licensed Product Bundle shall be deemed to have been sold for an amount equal to the Average Selling Price for such Licensed Product Bundle during the prior calendar quarter. The Average Selling Price shall be calculated by dividing total net revenues generated from worldwide sales of the Licensed Product Bundle by Guidant and its Affiliates during the prior calendar quarter, divided by the total number of such Licensed Products Bundle sold by Guidant and its Affiliates during such calendar quarter.

                  (vii) No Royalties. No royalties shall be due with respect to sales or other transfers of Licensed Products that are not Royalty Bearing Licensed Products or of Licensed Product Bundles that do not include any Royalty Bearing Licensed Products.

7.       PAYMENT TERMS

         (a) Royalty payments shall be made by check or wire transfer, at CVD's election, to CVD within [*] ([*]) days after the end of each calendar quarter during which royalties accrue. Each payment shall be accompanied by a report that reflects at least (i) the quantity of Licensed Products subject to reporting by virtue of activities of Guidant, and its Affiliates; (ii) Net Sales amounts; (iii) the applicable royalty rate, and (iv) the royalties computed and due to CVD. No report shall be required for any calendar quarter prior to a quarter during which royalties first accrue. Thereafter, a report shall be rendered for each calendar quarter during the remaining term of this Agreement.

         (b) All amounts stated in this Agreement, and all payments made by Guidant shall be in United States dollars. Any payments owed to CVD under this Agreement that are not paid when due shall bear interest at [*] percent ([*]%) per annum, or the maximum amount permitted by law, whichever is lower, calculated on the number of days such payment is delinquent. Royalties accruing on sales outside the United States shall be converted to United States dollars, with conversion of foreign currency where appropriate based on the exchange rate on the last day of the calendar quarter to which such payment related as published in the Wall Street Journal. CVD shall hold in confidence all information reported with respect to royalty payments, and shall refrain from

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disclosing such information to others, except as may be required internally for management purposes and except as may be required by Federal and State law or by governmental agencies.

8.       RECORDS

         Guidant shall keep or cause the responsible Affiliate to keep true and accurate books and records with respect to all sales of Royalty Bearing Licensed Products under this Agreement in accordance with customary accounting principles and in a manner consistent with the accounting methods employed throughout its business. CVD shall have the right, at its own expense, through an established and reputable independent representative selected by CVD and agreed to in writing byGuidant, to examine the relevant books and records of Guidant, or the responsible Affiliate, at any reasonable time during business hours within thirty (30) days after notifying Guidant of its desire to do so. This examination shall take place no more than once each year and shall cover no more than the preceding two (2) calendar years. The examination shall be solely for the purpose of determining the accuracy of the reports and payments required to be made by Guidant and its Affiliates. The independent representative shall report only on the accuracy of such records and shall not disclose specific entries except to the extent otherwise disclosed in reports rendered as provided hereunder. If such examination results in a determination of an underpayment of royalties to CVD, such underpayment shall be promptly remitted to CVD with interest, as provided in Section 7(b) above, on any amounts due with respect to the twelve (12) month period prior to the audit date. In addition, if such examination determines that Guidant's royalty payments based on Net Sales are more than 105% of the royalties on Net Sales reported by Guidant for the period under examination, Guidant shall pay all reasonable costs of such examination. If such examination results in a determination of an overpayment of royalties to CVD, CVD shall promptly remit such overpaid amount to Guidant. In addition, Guidant may elect to deduct such overpaid amount from royalty payments otherwise due under this Agreement.

9.       TAXES

         All taxes levied on account of payments made by Guidant to CVD and royalties accruing under this Agreement (other than taxes with respect to Guidant's net income) shall be paid by CVD. If laws or regulations require the withholding of taxes, the taxes will be deducted by Guidant from remittable royalty and shall be paid to the proper taxing authority. Proof of payment shall be sent to CVD within sixty (60) days following payment.

10.      PROSECUTION OF PATENTS

         (a) CVD shall have control of the preparation, prosecution and maintenance of CVD Patents. The cost of such preparation, prosecution and maintenance of CVD Patents shall be paid by CVD. If CVD determines that it does not wish to continue the cost of preparation, prosecution or maintenance of such CVD Patents in any individual case, it shall notify Guidant at least ninety (90) days prior to taking, or not taking, any action which would result in the abandonment, withdrawal, or lapse of any CVD Patent. In such circumstance, Guidant shall have the right to control the preparation, prosecution or maintenance thereof, as the case may be, at its own expense, but any such change in control shall not affect the ownership thereof or the license to CVD Patents hereunder.

         (b) The provisions of Subsection 10(a) above will also apply to Foreign Counterparts. The parties shall consult about the countries, if any, where additional Foreign Counterparts will be filed, prosecuted and maintained. The parties shall keep each other reasonably informed of the status of all CVD Patents thereof for which they have responsibility as defined hereunder. If CVD determines that it does not wish to prepare, prosecute or maintain certain Foreign Counterparts, it shall notify Guidant of such decision, and, in any event shall give Guidant at least ninety (90) days

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notice prior to taking, or not taking, any action which would result in the abandonment, withdrawal, or lapse of any Foreign Counterpart. In such circumstance, Guidant shall have the right to control the preparation, prosecution or maintenance thereof, as the case may be, at its own expense, but any such change in control shall not affect the ownership thereof or the license to CVD Patents, including Foreign Counterparts, hereunder.

         (c) Each party shall cooperate with the other party, as reasonably requested, to execute all lawful papers and instruments and to make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of any and all such patents and patent applications contained within CVD Patents. The party that is controlling such preparation, prosecution and maintenance shall also pay the reasonable out-of-pocket costs of such cooperation by the other party.

11.      INFRINGEMENT BY THIRD PARTIES

         (a) Each party will promptly notify the other of any infringement, misappropriation, or possible infringement or misappropriation, of the CVD Patents and CVD Know-How by any third party.

                  (i) Infringement Where Guidant's License is Exclusive. If the infringement or misappropriation relates to a Stent delivery system and occurs in a Region or part of a Region where Guidant has an exclusive license under this Agreement, then Guidant shall have the sole right, but not the obligation, to enforce CVD Patents and CVD Know-How against such third parties at its own expense. CVD shall cooperate as reasonably requested in such enforcement, and Guidant shall bear the reasonable costs that Guidant incurs in providing such cooperation. If Guidant elects, in its sole discretion, not to enforce any such infringement or misappropriation, then Guidant shall so notify CVD within one hundred eighty (180) days after receiving written notice of such infringement, and CVD shall then have the right, but not the obligation, to enforce such infringement or misappropriation at its own expense. Guidant shall cooperate as reasonably requested in such enforcement, and CVD shall bear the reasonable costs that Guidant incurs in providing such cooperation.

                  (ii) Infringement Where Guidant's License is Co-Exclusive. If the infringement or misappropriation either does not relate to a Stent delivery system or relates to a Stent delivery system but occurs only in a Region or part of a Region where Guidant has a co-exclusive license under this Agreement, then CVD shall have the first right, but not the obligation, to enforce CVD Patents and CVD Know-How against such third parties at its own expense. Guidant shall cooperate as reasonably requested in such enforcement, and CVD shall bear the reasonable costs that Guidant incurs in providing such cooperation. If CVD fails to enforce any such infringement or misappropriation within one hundred eighty (180) days after receiving notice thereof, then Guidant shall then have the right, but not the obligation, to enforce such infringement or misappropriation at its own expense. CVD shall cooperate as reasonably requested in such enforcement, and Guidant shall bear the reasonable costs that CVD incurs in providing such cooperation.

         (b) Any net recovery obtained by the enforcing party as a result of such enforcement as defined herein, by settlement or otherwise, shall be retained exclusively by the enforcing party.

12.      CONFIDENTIALITY

         (a) The parties contemplate that information may be disclosed to one another or generated under this Agreement which is confidential in nature. In this regard, each party will maintain the confidential information of the other party or generated under this Agreement in confidence and shall not make use thereof, in whole or in part, except as expressly authorized in this Agreement.

         (b) Except as specifically provided, and as may be necessary to develop and sell Licensed Products and to enable Affiliates to make, have made, use, sell, offer for sale and import Licensed Products and to practice processes and methods as contemplated herein, each of the parties shall refrain from communicating (for example, whether by disclosure or by providing access) any portion of the confidential information of the other party to any third person, firm, corporation or entity without first obtaining prior written permission from the other party to this Agreement.

         (c) In recognition of the proprietary nature and value of the confidential information and the likelihood of loss of business by the other party in the event of unauthorized disclosure of its confidential information, the parties agree that the obligations of this Section shall continue unabated regardless of expiration or termination of this Agreement for any reason, for a period of not less than five (5) years from the effective date of such expiration or termination. Neither party shall be obligated or required to maintain in confidence any information which it can demonstrate with written records:

                  (i) is at the time in question in the public domain, or is known to the receiving party prior to disclosure by the disclosing party; or

                  (ii) is or has been furnished to the receiving party by a third party not under a duty of confidentiality to the disclosing party;

                  (iii) is required to be disclosed by Federal or State Law, by a court of competent jurisdiction or by a governmental agency; or

                  (iv) is independently developed without the use of confidential information disclosed by the other party or generated under this Agreement.

13.      NO DISCLOSURE WITHOUT CONSENT OR LEGAL REQUIREMENT

         (a) Neither party shall release any information to any third party with respect to the terms or existence of this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld). This prohibition includes, but is not limited to, press releases, educational and scientific conferences, promotional materials, and disclosures to (or discussions with) the media. It is understood, however that the parties shall have the right to provide required information (but which, with respect to patent applications and the information contained therein, shall only be provided to legal counsel) concerning this Agreement to investors and potential investors, and to Affiliates in order to enable them to carry out the activities contemplated hereunder and as each may determine, in its reasonable judgment, to be required by law. Each party agrees to notify the other party of its intention to disclose such information to a third party (but not the identity of the third party). Notwithstanding the foregoing, Guidant acknowledges that CVD may file a copy of this Agreement as an exhibit to its public filings with the Securities and Exchange Commission and describe this Agreement in such filings; provided, however, that CVD shall use best efforts to redact the royalty rates and payment terms from such copy of this Agreement before filing it. In addition, CVD agrees that it will provide Guidant with an opportunity to review and comment upon the proposed redacted version of this Agreement before it is filed with the Securities and Exchange Commission.

         (b) Neither party shall use the name of the other party in any publication or promotional material or in any form for public distribution without the prior written consent of the other party Notwithstanding the foregoing in Section 13(a), CVD may issue a press release describing the substance of this transaction, substantially in the form of the press release that is attached to this

Agreement as Exhibit C, which Exhibit is incorporated by reference. After the dissemination of such press release, either party may, without the consent of the other party, make additional public disclosures to the extent such information already was disclosed by such press release.

14.      TERM

         This Agreement shall become effective on the Effective Date and shall remain in effect, subject to earlier termination in accordance with other terms of this Agreement, until it expires, on a country-by-country basis on the later of the expiration of the last CVD Patent right to expire in such country or ten
(10) years from the Effective Date. Upon such expiration of this Agreement, Guidant shall be deemed to have a fully paid-up license to the CVD Technology, CVD Know-How and the CVD Patents

15.      TERMINATION

         (a) If either party breaches any of the material terms or conditions of this Agreement, the other party may terminate this Agreement by giving at least sixty (60) days advance written notice to the breaching party, specifying the act or omission on which such termination is based. Should the breach be remedied within sixty (60) days of such notice, this Agreement shall remain in full force and effect, subject to continued compliance with all of the terms, conditions and limitations of this Agreement. Otherwise, this Agreement shall automatically terminate at the end of such notice period.

         (b) Guidant shall have the right to terminate this Agreement or its licenses under this Agreement, with or without cause, by giving thirty (30) days advance notice to CVD of its intent to so terminate; provided, however, that Guidant shall not have the right to terminate this Agreement or the licenses under this Agreement without cause until such time as it has paid to CVD an aggregate of U.S. $[*] under Section 6 hereof.

         (c) Termination or expiration of any license granted under this Agreement shall not deprive either party of any accrued rights it may have, including CVD's right to collect royalties on sales made prior to such termination or expiration. Upon termination of this Agreement, Guidant shall have the right to sell Licensed Product Bundles for which it has binding orders, or that are in the process of being manufactured or that are in inventory. Such sales shall be subject to the obligations to pay royalty provided for hereunder. All other rights and obligations of the parties shall terminate upon termination of this Agreement, except for the rights and obligations set forth in Sections 12, 14, 15(c), 17, 24, and 25 hereof, which shall survive such termination.

16.      REPRESENTATIONS AND WARRANTIES

         CVD represents and warrants to Guidant that (i) it has the right to grant the licenses and rights granted herein and has full right and title to the CVD Patents, (ii) other than the Grandfathered Distributors identified in
Schedule 16.ii to this Agreement, CVD has not granted any other person or entity any claim or right to any aspect or part of the CVD Patents, (iii) Exhibit A is a complete list of all CVD patents owned or controlled by CVD and relating to the CVD Technology; (iv) it has the unencumbered right to grant the licenses and rights granted in this Agreement, and (v) no other license, assignment, sale, agreement or encumbrance has, or will, be made or entered into which would conflict with this Agreement. CVD further represents and warrants that (i) to its current, actual knowledge the CVD Patents are valid and enforceable, and
(ii) to its current, actual knowledge, without investigation, no rights of any third party related to balloon catheters and/or Focus Technology for Stent delivery will be infringed by the manufacture, use or sale of the Licensed Products; and (iii) it has not received written notice of any claims or threatened claims by any third party with respect to the manufacture, use or sale of Licensed Products, and to its current, actual knowledge, is not aware of any such claims or threatened claims.

17.      INDEMNITY

         (a) Except as set forth in Subsection 17(b), each of the parties shall be responsible for its own errors and omissions and indemnifies, and agrees to defend and hold harmless, the other party and its officers, directors, professional staff, employees, and agents, and any of their respective Affiliates, respective successors, heirs and assigns (the "Indemnitees"), against any claim, demand, liability, damage, loss, judgment or expense (including reasonable attorneys fees and expenses and out-of-pocket litigation expense) incurred by or imposed upon the Indemnitees arising out of the indemnifying party's own activities hereunder (including actions in tort, warranty or strict liability), except to the extent due to negligence, willful misconduct or omissions or recklessness of the other party. Each party shall notify the other promptly of any claim, demand, suit or action arising out of any activity hereunder, whether or not the subject of the indemnity herein, and each shall cooperate as reasonably required in the defense of the matter, and the other shall bear the reasonable out-of-pocket cost of such cooperation. The indemnifying party shall have sole control over any litigation or settlement thereof for which it is responsible under this paragraph, and it shall not be required to pay any amount of any settlement to which it has not given its prior written consent.

         (b) CVD shall defend, indemnify, and hold Guidant harmless from and CVD shall defend or settle, any claim, demand, action, proceeding or suit ("Claim") against Guidant or its customers arising out of any breach of CVD's representations and warranties under Section 16 above. CVD shall have sole right to control any action or settlement, and shall pay any final judgment entered against Guidant or its customers on such issue in any Claim defended by CVD. Guidant shall provide CVD full information and assistance to defend or settle such Claim at CVD's expense.

         (c) NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY LOST PROFITS, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES AGREE, HOWEVER, THAT THE FOREGOING LIMITATION DOES NOT APPLY TO ANY AMOUNTS PAID OR PAYABLE TO A THIRD PARTY RELATED TO ANY CLAIM, DEMAND, PROCEEDING, SUIT OR ACTION FOR WHICH A PARTY IS OBLIGATED TO INDEMNIFY THE OTHER PARTY PURSUANT TO SUBSECTIONS 17(a) AND/OR 17(b) ABOVE; AND ANY SUCH AMOUNTS WILL BE CONSIDERED COMPENSATORY OR DIRECT DAMAGES.

18.      RELATIONSHIP OF THE PARTIES

         It is understood that the parties hereto are independent contractors engaged in the conduct of their own respective endeavors. Neither Guidant nor CVD are to be considered the agent or employee of the other for any purpose, and neither party has the right or authority to enter into any contract or assume any obligation for the other or give any warranty or make any representation on behalf of the other party except where and to the extent specifically authorized in writing to do so.

19.      ASSIGNMENT

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Neither party may assign this Agreement without the prior written consent of the other party, except in connection with the transfer of substantially all of the business to which this Agreement relates or to a purchaser of all or substantially all of the assigning party's assets, provided that prior to the effective date of such assignment the assignee delivers to the non-assigning party a written undertaking by which the assignee agrees to be bound by all of the terms and conditions of this Agreement. Any attempted assignment that fails to comply with the requirements of this Section 19 shall be deemed to be null and void.

20.      FORCE MAJEURE

         In the event any party hereto is prevented or is otherwise unable to perform any of its obligations under this Agreement due to fire, flood, earthquake, war, strikes, lockouts, labor troubles, failure of public utilities, injunctions, or other events beyond the reasonable control of the party affected, the affected party shall give notice promptly to the other party in writing and, thereupon, the affected party's nonperformance shall be excused and the time for performance of this Agreement shall be extended for the period of delay or inability due to such Force Majeure.

21.      AMENDMENT

         Except as otherwise provided herein, this Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing signed by authorized representatives of CVD and Guidant.

22.      NO WAIVER

         No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of such term, provision or condition of this Agreement.

23.      COUNTERPARTS

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

24.      GOVERNING LAW, VENUE AND JURISDICTION

         This Agreement shall be construed in accordance with the laws of the State of California without reference to choice of law principles, as to all matters, including, but not limited to, matters of validity, construction, effect or performance. The exclusive venue and jurisdiction for resolution of all matters arising out of or relating to this Agreement shall be as follows:
(a) If Guidant commences the action, then the exclusive venue and jurisdiction shall be the courts located in Orange County, California, or, if applicable, the Federal Courts in the Central District of California; and (b) if CVD commences the action, then the exclusive venue and jurisdiction shall be the courts located in Santa Clara County, California, or, if applicable, the Federal Courts in the Northern District of California.

25.      INFORMAL DISPUTE RESOLUTION.

         In an effort to resolve informally and amicably any claim, controversy, or dispute arising out of or related to the interpretation, performance, or breach of this Agreement (a "Dispute") without resorting to litigation, each party shall notify the other party to the Dispute in writing of any Dispute hereunder that requires resolution. Such notice shall set forth the nature of the Dispute, the amount involved, if any, and the remedy sought. Each party shall promptly designate an executive-level employee to investigate, discuss and seek to settle the matter between them. If the two designated representatives are unable to settle the matter within thirty (30) days after such notification, the matter shall be submitted to CVD's Chief Executive Officer and to the President of Guidant's Vascular Intervention Group for consideration. If settlement cannot be reached through their efforts within an additional thirty (30) days (or such longer time period as they shall agree on in writing), then either party may commence litigation in accordance with Section 24 above

26.      ATTORNEYS FEES.

         Except as otherwise provided herein, each party shall bear its own legal fees incurred in connection with the transactions contemplated hereby, provided, however, that if any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, subject to
Section 25 above, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' fees.

27.      NOTICE

         (a) Any notice, report or statement to either party required or permitted under this Agreement shall be in writing and shall be sent by certified mail, return receipt requested, postage prepaid, or facsimile transmission with confirmation sent by certified mail as above, or by courier, such as Federal Express, DHL, or the like, with confirmation of receipt by signature requested, directed to the other party at its mailing address first set forth above or facsimile number set forth below and to the attention of the individual indicated below, or to such other mailing address as the respective parties may from time to time designate by prior notice in compliance with this Section.

         Guidant:  Guidant, Vascular Intervention
                   Fax:  (408) 235-3987
                   Attn.:  General Counsel

         CVD:      CVD
                   Fax:  (949) 457-9561
                   Attn.:  President and Chief Executive Officer

         (b) Any such notice, report or statement sent in accordance with the requirements of Subsection 27(a) above shall be deemed to be fully given upon dispatch, subject to proof of receipt.

28.      SEVERABILITY

         If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held invalid or unenforceable under any controlling law, that provision shall be considered severable and its invalidity shall not affect the remainder of this Agreement, which shall continue in full force and effect.

29.      CAPTIONS

         Captions are inserted herein only as a matter of convenience and for reference, and in no way define, limit, or describe the scope of this Agreement or the intent of any provision herein.

30.      SOLE UNDERSTANDING

         This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof, and supersedes, integrates and merges all prior discussions, correspondence, negotiations, understandings or agreements. The parties each represent and warrant that there are no conditions, definitions, warranties, promises, agreements, understandings or representations, or remaining obligations, written or oral, with respect to the subject matter of this Agreement, other than as expressly provided in this Agreement.

31.      JOINT PREPARATION OF AGREEMENT

         This Agreement has been prepared jointly by the parties and shall not be strictly construed against either party, it being agreed that each party has had an opportunity to consult with counsel of its on choosing regarding the terms and conditions of this Agreement.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals effective as of the day and year first written above.

CARDIOVASCULAR                                       GUIDANT CORPORATION
DYNAMICS, INC.


By:                                                  By:
    ----------------------------------------             ----------------------------------------

Print Name:                                          Print Name:
            --------------------------------                     --------------------------------

Title:                                               Title:
       -------------------------------------                 ------------------------------------

                                    EXHIBIT A
                            LICENSE AGREEMENT BETWEEN
                          CARDIOVASCULAR DYNAMICS, INC.
                                       AND
                               GUIDANT CORPORATION

RELEVANT CVD PATENTS AND APPLICATIONS

                                                                                Issued
         Patent No.                                                             Title
         ----------                                                             ------
          5,470,313            Variable Diameter Balloon Dilatation Catheter
          5,645,560            Fixed Focal Balloon for Interactive Angioplasty and Stent Implantation

                                                      U.S. Allowed
         Serial No.                                     Title
         ----------                                   ------------
         08/742,437            Focalized Intraluminal Balloons

                                                                             U.S. Pending
         Serial No.                                                             Title
         ----------                                                          ------------
         08/670,683            Interactive Angioplasty
          5,645,560            Stent Implantation Catheter with Focalized Balloon

                                                                  Foreign Pending
       Application No.                                                 Title                              County
       ---------------                                            ----------------                        ------
         94119841.8            Variable Diameter Balloon Dilatation Catheter                              Europe
          5575.1995            Balloon Catheter, Multiple Zone Balloon Catheter, and Method of Use        Japan
                               Thereof
        PCTUS97/07422          Focalized Intraluminal Balloons                                             PCT

                                                   CONFIDENTIAL - EXECUTION COPY




                                    EXHIBIT B
                            LICENSE AGREEMENT BETWEEN
                          CARDIOVASCULAR DYNAMICS, INC.
                                       AND
                               GUIDANT CORPORATION
                                     REGIONS

1.       NORTH AMERICA REGION:

                  Canada
                  United States
                  Mexico

2.       EUROPEAN / MIDDLE EAST REGION:
                  KEY COUNTRIES:
                           -    France
                           -    Germany
                           -    UK
                           -    Spain
                           -    Italy

         Other countries: All countries in Europe, the Mediterranean and the Middle East, including, but not limited to the following:

REGION                          COUNTRY
Europe                          AUSTRIA
Europe                          BELGIUM
Europe                          CZECHREP
Europe                          DENMARK
Europe                          FINLAND
Europe                          ICELAND
Europe                          IRELAND
Europe                          NEDERLAND
Europe                          NORWAY
Europe                          POLAND
Europe                          PORTUGAL
Europe                          RUSSIA
Europe                          SLOVENIA
Europe                          SWEDEN
Europe                          SWITZERLAND
Europe                          YUGOSLAVIA
Europe                          SLOVAK
Europe                          HUNGARY
M/EAST                          CYPRUS
M/EAST                          EGYPT
M/EAST                          JORDAN
M/EAST                          KUWAIT
M/EAST                          LEBANON

                                                   CONFIDENTIAL - EXECUTION COPY


M/EAST                          MALTA
M/EAST                          OMAN
M/EAST                          S/ARABIA
M/EAST                          SYRIA
M/EAST                          UNITED ARAB EMIRATES

MEDITER                         GREECE
MEDITER                         ISRAEL
MEDITER                         TURKEY

3.       ASIA PACIFIC REGION:
                  KEY COUNTRY:
                           -    Japan

         Other countries: All countries in Asia, the Pacific Islands, Oceana and South America, including, but not limited to the following:

REGION                          COUNTRY
NEASIA                          CHINA
NEASIA                          HONGKONG
NEASIA                          KOREA
NEASIA                          JAPAN
NEASIA                          INDONESIA
NEASIA                          MALAYSIA
NEASIA                          PHILIPPINES
NEASIA                          SINGAPORE
NEASIA                          TAIWAN
NEASIA                          THAILAND
NEASIA                          AUSTRALIA
NEASIA                          N/ZEALAND

                                                   CONFIDENTIAL - EXECUTION COPY




                                    EXHIBIT C
                            LICENSE AGREEMENT BETWEEN
                          CARDIOVASCULAR DYNAMICS, INC.
                                       AND
                               GUIDANT CORPORATION
                              FORM OF PRESS RELEASE

June 22, 1998--CardioVascular Dynamics Inc. (Nasdaq: CCVD) Monday announced that they have signed an agreement with Guidant Corp.'s (NYSE:GDT) Vascular Intervention Group to develop and market CVD's patented Focus Technology in products designed to deliver Guidant coronary and peripheral vascular stents. In the United States and Canada, Guidant has exclusive rights to use Focus Technology for stent delivery. In the remainder of the world, Guidant's rights to use Focus Technology for stent delivery are co-exclusive with CVD. CVD will continue to sell Focus Technology for balloon dilatation procedures in the United States and for all applications in overseas markets. In return for granting Guidant these license rights, Guidant will pay CVD a series of payments linked to CVD's transfer of manufacturing technology and know-how to Guidant. CVD will also receive royalties on the sales by Guidant of products combining Focus Technology with Guidant's stent. Internationally, CVD's Focus Technology provides a unique method of performing coronary stent delivery using both low and high balloon inflation pressures on a single catheter. During conventional stent delivery, the dilatation force required to deliver the stent is distributed over the entire length of the stent, directing the dilatation force not only at the diseased site but also upon the adjacent vessel wall. In contrast, CVD's Focus Technology is designed to "focalize" the majority of the dilatation force required to deliver the stent more directly to the lesion site so as to spare the surrounding arterial wall from potentially damaging balloon dilatation force. Jeffrey O'Donnell, CVD chief executive officer and president commented: "Guidant is the worldwide leader in coronary stenting. CVD's partnership with Guidant will significantly broaden the utilization of Focus Technology for stent delivery. In addition, this Agreement maintains CVD's ability to continue selling Focus Technology products for current clinical applications in both the United States and international markets. We look forward to a long and prosperous relationship." CVD develops peripheral and coronary stents, coronary stent delivery systems, balloon dilatation catheters for coronary and peripheral vascular use, site-specific drug delivery catheters, and vascular access products.

Except for historical information contained herein, this news release contains forward looking statements, the accuracy of which are necessarily subject to risks and uncertainties. Actual results may be affected by, among other things, risks and uncertainties related to new product development and introduction cycles, research and development activities, including failure to demonstrate clinical efficacy, delays by regulatory authorities, scientific and technical advances by CVD or third parties, introduction of competitive products, third party reimbursement and physician training, and other risk factors and matters set forth in the company's Form 10-K for the year ended Dec. 31, 1997 and the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

CONTACT: CardioVascular Dynamics, Irvine

Stephen R. Kroll, 949/457-9546

                                    EXHIBIT D
                            LICENSE AGREEMENT BETWEEN
                          CARDIOVASCULAR DYNAMICS, INC.
                                       AND
                               GUIDANT CORPORATION
                            TECHNOLOGY TRANSFER PLAN

         In order to accomplish the "Successful Completion of Technology Transfer" each party will be responsible for completing the tasks and milestones identified below:

                  TASK                              RESPONSIBLE PARTY                      COMPLETION DATE
                  ----                              -----------------                      ---------------
1.   Identify the materials currently                      CVD                  3 weeks after the Effective Date
used to manufacture Focus Technology
balloon catheters.

2.   Identify current suppliers for each                   CVD                  3 weeks after the Effective Date
of the materials identified in Item 1
above.

3.   Identify any known limitations on                     CVD                  3 weeks after the Effective Date
access to the materials identified in
response to Item 1 above and other known
special access requirements that Guidant
will need assistance with.

4.   Identify all materials (other than                    CVD                  4 weeks after the Effective Date
those listed in response to Item 1
above) that, CVD and, to CVD's
knowledge, its suppliers tried to use in
connection with the manufacture of Focus
Technology balloon catheters.

5.   Identify all known limitations of                     CVD                  4 weeks after the Effective Date
the manufacturing process with respect
to the materials identified in response
to Items 1 and 4 above.

6.   Identify all equipment that CVD                       CVD                  6 weeks after the Effective Date
and, to CVD's knowledge, its suppliers
use in the manufacturing process for
Focus Technology balloon catheters.

7.   Identify the suppliers of the                         CVD                  6 weeks after the Effective Date
equipment identified in response to Item
6 above known by CVD.

8.   Identify all equipment (and terms                     CVD                  6 weeks after the Effective Date
of use or sale) that CVD has available
to loan or sell to Guidant that would be
useful or necessary to manufacture Focus
Technology balloon catheters.

9.   Provide a full description of the                     CVD                  8 weeks after the Effective Date
manufacturing process for Focus
Technology balloons used by CVD,
including all pre-processing such as
extrusions or cross linking.  Give
Guidant access to process qualifications
and validations for all Focus Technology
balloon catheters manufactured by or for
CVD.

10.  Make available to Guidant the                         CVD                  8 weeks after the Effective Date
design-of-experiments ("DOEs") and other
experiments that describe limitations or
issues with the processes used and
attempted for use in the manufacture of
Focus Technology balloon catheters by CVD

11.  Provide Guidant with access to CVD                    CVD                  On-going, throughout technology
engineers and technicians who are                                               transfer (6 months)
familiar with the Focus Technology and
related manufacturing processes to
answer Guidant's questions.

12.  Knowledgeable CVD engineers and                       CVD                  On-going, throughout technology
technicians to meet with Guidant in                                             transfer (6 months)
California to transfer know-how and
plans relating to improvements to the
manufacturing process and/or technology
for Focus Technology catheter balloons.

13.  Deliver all available technical                       CVD                  12 weeks after the Effective Date
information to Guidant (by means of
documentation and meetings with
knowledgeable CVD engineers and
technicians) pertaining to performance
capability, design limitations, and
design tradeoffs associated with the
Focus Technology.

14.  Guidant to notify CVD in writing                    Guidant                30 days after completion of all
whether CVD manufacturing processes for                                         tasks (other than "on-going")
Focus Technology balloon catheters are                                          described above.
suitable for Guidant products.


If, under item 14 above, Guidant determines that CVD's manufacturing processes for Focus Technology balloon catheters would be unsuitable for Guidant products, then Successful Completion of Technology Transfer will be deemed to have occurred on the earlier of the date (a) when Guidant delivers written notice of such determination to CVD; or (b) that is thirty (30) days after completion of all tasks (other than on-going tasks) described in Items 1-13 above.

If, under item 14 above, Guidant determines that CVD's manufacturing processes for Focus Technology balloon catheters would be suitable for Guidant products, then the technology transfer also will include the following tasks, and Successful Completion of Technology Transfer will be deemed to have occurred on the date when Guidant completes its validation and testing of the manufacturing process, as determined by the date on which Guidant has made ten clinical uses of a Focus Technology balloon catheter.

                              TASK                                                RESPONSIBLE PARTY              COMPLETION DATE
                              ----                                                -----------------              ---------------
15. Guidant to manufacture Focus Technology balloon catheter using                Guidant and CVD
manufacturing processes provided by CVD under Items 1 through 13 above.
CVD to assist with validation and testing as requested by Guidant.